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                     July 21, 2023

       Anthony Lombardo
       Chief Financial Officer
       MOUNTAIN TOP PROPERTIES, INC.
       7505 Floyd Ct
       Weatherford, TX 76087

                                                        Re: MOUNTAIN TOP
PROPERTIES, INC.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed on February
28, 2023
                                                            File No. 000-56298

       Dear Anthony Lombardo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction